  As filed with the Securities and Exchange Commission on September 27, 2000
                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                             ____________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                                CARESIDE, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                               3841                     23-2863507
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification No.)

                 6100 Bristol Parkway, Culver City, CA  90230
                                 (310)338-6767
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ____________________

                             W. Vickery Stoughton
                    Chairman of the Board of Directors and
                            Chief Executive Officer
                                Careside, Inc.
                             6100 Bristol Parkway
                            Culver City, CA  90230
                                (310) 338-6767
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ____________________

                                With copies to:

                            Barry M. Abelson, Esq.
                            Julia D. Corelli, Esq.
                              Pepper Hamilton LLP
                             3000 Two Logan Square
                            Philadelphia, PA  19103
                                (215) 981-4000
                             ____________________


  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                           Proposed            Proposed
                                                            Maximum            Maximum           Amount of
 Title of Each Class of Securities     Amount to be     Offering Price        Aggregate        Registration
         to be Registered               Registered         Per Share        Offering Price          Fee
-----------------------------------  ----------------  -----------------  ------------------  ---------------
Common Stock, par value $.01         4,491,940 (1)(3)     $3.625(2)     $16,283,282.50(2)     $4,298.79(3)


(1) All of the shares of Common Stock offered hereby are being sold for the accounts of selling stockholders named herein. See "Selling Stockholders" herein.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sale prices for the Common Stock on September 26, 2000, as reported on the American Stock Exchange.

(3) This registration statement includes an additional 3,248,510 shares of Common Stock previously registered on Form S-1 (Registration No. 333-34960). A filing fee of $8,254.46 was previously paid upon filing of such registration statement.

(4) Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers an unlimited amount of additional shares which may be necessary to adjust the number of shares registered hereby as a result of any future stock split, stock dividend or similar transaction.
                              ____________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

  PURSUANT TO RULE 429 OF THE SECURITIES AND EXCHANGE COMMISSION'S RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO THE REGISTRATION STATEMENT (REGISTRATION NO. 333-34960) PREVIOUSLY FILED ON FORM S-1.

                Subject to Completion dated September 27, 2000

                        7,740,450 Shares Of Common Stock



                                    [LOGO]



     The selling stockholders named in this prospectus are offering or may offer in the future 7,740,450 shares of our common stock which have been issued by the Company or which may be issued by the Company (i) upon conversion by the selling stockholders of our Series B Convertible Preferred Stock or (ii) upon the exercise by the selling stockholders of warrants to purchase our common stock. The selling stockholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sales. We will not receive any proceeds from these sales.

     All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the selling stockholders) will be paid by us. We estimate that the expenses will be $24,469,88.

     Our common stock is listed on the American Stock Exchange under the symbol "CSA." On September 26, 2000, the closing sale price of our common stock as reported by the American Stock Exchange was $3.375 per share.

     Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 6.


                                                                          Price to      Underwriting    Proceeds to
                                                                           Public      Discounts and      Selling
                                                                       --------------   Commissions     Stockholders
                                                                                       --------------  --------------
Per share...........................................................   See Text Above  See Text Above  See Text Above
Total...............................................................   See Text Above  See Text Above  See Text Above

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               September 27, 2000

================================================================================

                                _______________
                               TABLE OF CONTENTS

                                ---------------


 .    PROSPECTUS SUMMARY                                  1
 .    RISK FACTORS.....................................   5
 .    SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS  11
 .    USE OF PROCEEDS..................................  11
 .    DILUTION.........................................  12
 .    SELLING STOCKHOLDERS.............................  13
 .    PLAN OF DISTRIBUTION.............................  19
 .    LEGAL MATTERS....................................  20
 .    EXPERTS..........................................  20
 .    WHERE YOU CAN GET MORE INFORMATION...............  21
 .    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  21

================================================================================

                              PROSPECTUS SUMMARY

     The following summary highlights information from this prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements.

                                   Careside

     Careside has developed and is selling a proprietary blood testing system called the Careside system. It is designed to decentralize laboratory operations. The system consists of a testing instrument called the Careside Analyzer(R) and disposable test cartridges, and the Careside Connect, a computer link designed to facilitate data interchange. It also consists of a proprietary hematology testing device called the H-2000, which we acquired.

     The Careside system performs blood tests in the same location as the patient, or what is commonly called point-of-care testing. Blood testing is a significant part of routine and critical patient care. Today, almost all blood testing is done by sending the blood samples to hospital or commercial laboratories. Because of transportation time and several processing steps, these central laboratories generally take between 4 and 24 hours to provide test results to the doctor. We believe that the Careside system provides the platform for solving the limitations of central blood testing laboratories and redefines the market for point-of-care testing. Here are the reasons why:

Cost-Effective Results -- Our system is designed to provide test results that are cost competitive with both hospital and commercial laboratories.

Rapid Test Results -- Our system produces test results within 10 to 15 minutes from the time the blood is drawn from the patient.

Comprehensive Test Menu -- We believe that our planned menu of tests represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered blood tests.

Ease of Use -- Our system is designed for use by non-technical personnel, with only simple training.

Industry Standard Technology -- Our system uses the same test methods and technology as large testing devices in hospital and commercial laboratories.

Embedded Quality Assurance/Quality Control -- Our system captures all data required to comply with regulations governing laboratory operations, including those under the Clinical Laboratory Improvement Amendments of 1988.

Ability for Practice Enhancement -- By providing rapid test results for a broad menu of tests, our system will enable doctors to treat patients more quickly, see more patients, improve office productivity and improve patient satisfaction and quality of care. In addition, healthcare providers can increase their revenue by performing and billing for tests themselves.

     Our goal is to make decentralized testing with the Careside system the standard for routine and critical care blood testing.

The Careside System Status

     The FDA has cleared or exempted the Careside Analyzer for 40 blood tests for professional laboratory use and the H-2000 is cleared or exempted for 18 blood tests. Thus, as of early September 2000, the FDA had cleared or exempted the Careside system for 58 different blood tests, which represents most of the routine blood tests ordered by physicians. In addition, the FDA has cleared the Careside Analyzer as a "point-of-care" device. This clearance means that properly trained non-technical personnel can operate the Careside Analyzer, eliminating the need for a lab specialist to oversee each test. We will seek the same designation for the H-2000 in 2000.

     In December 1999, we initiated the first of a number of product installations in pilot sites. These pilots involve assessing both the economic opportunity provided to the customer from the use of the Careside system and refining an instruction manual which is intended to provide customers with the information they need to operate a lab using the Careside system. The first was started at a small group practice that had never run a lab. The second was with a larger group currently operating a lab. We have initiated additional pilot site marketing studies in 2000. These studies will demonstrate our system's cost-effectiveness and how potential customers will use it.

Market Opportunity

     The lack of timely test results from central laboratories has given rise to a growing market for point-of-care tests. According to 1997 industry data and estimates, the worldwide product market for testing of blood and other bodily fluids and tissues was $18.3 billion in 1997 and was expected to grow to $20 billion in 2000. Based on their prior industry experience, our senior management believes that the Careside system's 58 test menu will address over 38% of this market. The rest of the market includes complex and specialized tests not performed by the Careside system. The U.S. and Canadian market is approximately 40% of the worldwide market. Our marketing efforts are targeted towards converting U.S. and Canadian blood testing to point-of-care testing.

     We define the potential market for our products as being virtually wherever blood is drawn from patients for standardized blood tests. Based on industry data and estimates, we believe the addressable worldwide market for our blood tests is expected to be $7.6 billion in 2000 and is expected to grow at 16% per year thereafter. The key U.S. markets we have targeted are as follows:

Hospitals: There are over 6,500 acute care and specialty hospitals in the United States that require laboratory testing services. These services are usually provided by a central hospital laboratory that has to be maintained on a 24-hour basis and staffed by specially trained lab personnel.

Physician Groups: The American Medical Association states that there are 27,100 physician groups in the United States. We estimate that 21,000 of these groups have three or more doctors. We believe that for groups of three or more physicians the Careside system will offer cost-effective improvements in daily office routine, greater convenience, enhanced patient satisfaction and new revenue opportunities.

Nursing Homes: According to the American Healthcare Association, in 1999, there were 15,574 nursing homes in the United States comprised of more than 1.6 million licensed beds. The average occupancy rate was over 92%, with each nursing home averaging nearly 100 patients. Nursing homes currently pay a premium to laboratories to receive timely results. The Careside system would benefit nursing homes by helping them earn revenue from Medicare and other payers, and reduce costs by decreasing the Nursing Home's reliance on central laboratories.

Home Care: The number of home care visits increased from 70 million in 1990 to an estimated 306 million in 1997. On average, 30% of home care patients visited each week require laboratory testing. There are currently over 20,000 home care agencies in the United States, and 9,600 of them are Medicare certified. Currently, all home care agencies rely on commercial labs for blood testing. Home care agencies would benefit from increased revenue opportunities by using the Careside system to conduct blood testing in their base offices.

Other: Field military hospitals, ships, employee health clinics, drop-in clinics, surgi-centers, dialysis units and other alternate sites all represent potential customer opportunities for Careside.

Early History

     SmithKline Beecham Clinical Laboratories, Inc. conducted extensive surveys of the point-of-care market beginning in 1993. As a result, in 1994, SmithKline started our predecessor business to develop the technology we use. We acquired this business in November 1996. Several senior members of SmithKline's management team, including the President of SmithKline Beecham Clinical Laboratories, worked on this point-of-care project at SmithKline. They are now part of the executive management team of Careside. In June 1999, Careside completed its initial public offering. Our publicly-traded common stock is listed on the American Stock Exchange under the ticker symbol "CSA," and our publicly-traded warrants under the symbol "CSA.WS". In December 1999, we acquired Texas International Laboratories, Inc. ("TIL"). TIL owned and marketed a proprietary hematology testing device, renamed the H-2000, which is now part of the Careside system.

     Careside was incorporated in the State of Delaware in July 1996 under the name Exigent Diagnostics, Inc. In May 1998, we changed our name to Careside, Inc. Our principal executive offices are located at 6100 Bristol Parkway, Culver City, California 90230 and our telephone number is (310) 338-6767.

                                 The Offering


Shares offered by selling stockholders:..................................   7,740,450 (1)(2)
Use of Proceeds:.........................................................   We will not receive any of the proceeds from
                                                                            the sale of shares of common stock by the
                                                                            selling stockholders.

(1)  Of these shares, approximately

     . 1,686,723 are shares of common stock held by the selling stockholders, . 384,615 shares of common stock are issuable upon exercise of warrants exercisable at $5.20 per share,
     . 340,237 shares of common stock are issuable upon exercise of warrants exercisable at $6.76,
     . 101,305 shares of common stock issuable upon exercise of warrants exercisable at $8.77 per share,
     . 154,247 shares of common stock are issuable upon exercise of our contingent warrants, which are exercisable at $.01 per share,
     . 235,294 shares of common stock issuable upon exercise of a warrant in connection with a bridge loan,
     . 179,696 shares issuable upon exercise of warrants received upon conversion of our Series A Convertible Preferred Stock.
     . up to 583,333 shares of common stock may become issuable, at a conversion price that is dependent upon the future market price of our common stock, upon conversion of outstanding shares of our Series B Convertible Preferred Stock or shares of Series B Convertible Preferred Stock issuable upon exercise, for $1 million, of an outstanding warrant to purchase our Series B Convertible Preferred Stock. This registration statement assumes a conversion price of $3.00 per share, the price at which we have special rights to preclude conversion by redeeming the shares, and
     . 4,075,000 shares of common stock issuable upon exercise of outstanding warrants issued in connection with the purchase of our Series B Convertible Preferred Stock.

(2) At present, we may only issue up to an aggregate of 1,797,361 shares of common stock upon conversion of our Series B Convertible Preferred Stock and exercise of outstanding warrants to purchase common stock issued in connection with the purchase of our Series B Convertible Preferred Stock. We must get our shareholders to approve our issuance of any of the additional 2,860,972 shares that may be issued in connection with the conversion of our Series B Convertible Preferred Stock and the exercise of outstanding warrants to purchase common stock issued in connection with the purchase of our Series B Convertible Preferred Stock.

                                 RISK FACTORS

     An investment in our common stock involves many risks. These risks may be substantial and are inherent in the business of Careside. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying common stock.

     If any of the following risks actually occur, our business and prospects could be materially adversely affected, the trading price of our common stock or warrants could decline, and you might lose all or part of your investment.

We Have a Limited Operating History and Have only Recently Begun to Generate Revenues

     We have incurred net losses of approximately $36.5 million from inception through June 30, 2000. We have generated only a small amount of revenue from product sales and will continue to incur significant additional operating losses until we have sold a sufficient number of Careside systems.

Additional Funding May Not Be Available

     Additional funding for our activities may come from the exercise of our outstanding warrants. We also may seek additional financing to build inventory and to refinance our bridge loan. To support our current and any future funding requirements, we may need to issue additional equity securities, incur more debt, obtain added lease financing and/or seek third-party collaboration opportunities. Additional funding may have unacceptable terms or may not be available at all for reasons relating to lenders' or investors' views of medical device or small capitalization companies.

     If adequate funds are not available, we may be required to delay, reduce or eliminate product development programs, or reduce our planned marketing and sales activities, or to license to third parties rights to commercialize our products or technologies.

We May Never Be Profitable

     Even if we are able to generate revenue from sales of the Careside system, we may never be profitable. There are several reasons why this might happen:

 .  We may not be able to reduce our manufacturing costs to acceptable levels.
 .  We may have to lower our prices to remain competitive.
 . We may experience delays in developing additional tests or product upgrades. . We may experience problems in production, distribution or marketing.

The Medical Community May Not Accept the Careside System

     The Careside Analyzer and our patented test cartridges, the H-2000 and the Careside Connect are our only products. We will not be able to operate profitably unless these products achieve a significant level of market acceptance. The following factors are the greatest risks to our market acceptance:

 We May Fail to Develop the Comprehensive Test Menu Needed to Sell Our Product

     If we are not able to fully develop the remaining components of our proposed comprehensive test menu, customers may not buy our products. One of our major selling points to potential customers will be the breadth of our menu.

We May Be Unable to Change How Tests are Ordered

     We may not be able to demonstrate the economic or clinical benefits of the Careside system sufficiently to convince members of the medical community to change the way they order tests. Currently, physicians and hospitals typically order blood tests from central laboratories.

 Managed Care Contracts May Limit Our Market Penetration

     Our ability to sell to healthcare providers may be limited by managed care relationships. Many health maintenance and managed care organizations have exclusive contracts with laboratories that require participating or employed physicians to send patient specimens only to contracted laboratories. Consequently, such physicians may be precluded from using the Careside system unless they obtain a waiver from the relevant health maintenance or managed care organization.

 We May Be Unable to Keep Pace With Changing Technology

     Blood testing technology is evolving. Other companies may develop products in response to technological changes that make our products noncompetitive.

 CLIA May Discourage Healthcare Providers from Using Point-of-Care Testing

     Careside system users will be required to be licensed under the Clinical Laboratory Improvement Amendments of 1988. While the Careside system is designed to make licensure easy, CLIA licensing requirements may make healthcare providers reluctant to initiate, continue or expand patient testing using the Careside system.

We May Not Be Able to Further Develop Our Products

     In order for us to expand our test menu, we must complete the development of one of the four types of disposable cartridges. Factors outside our control may delay our proposed development schedules. These factors include:

 .  delays in regulatory clearance,
 .  technological difficulties,
 . restrictions on access to proprietary technology of strategic partners, and . changes in the healthcare, regulatory or reimbursement environment.

Reductions in Third-Party Reimbursement For Tests May Hurt Our Business

     Current reimbursement amounts for diagnostic tests from government authorities, private health insurers and other third-party payers, such as health maintenance organizations, may not be maintained. Any decrease in test reimbursement amounts may reduce the demand for our products or force us to lower our sales prices. In addition, legislative proposals to reform healthcare and the trend toward managed healthcare in the United States may require lower prices for our products.

We Have Limited Sales, Marketing and Distribution Experience

     We may not be able to recruit or retain direct sales and marketing personnel who will successfully implement our marketing strategy. We intend to distribute our products in the United States primarily through our own sales force, and internationally through a limited number of distributors. Establishing a sales and marketing capability will require substantial efforts and significant resources.

Third-Party Distributors May Not Be Effective

     We will depend on third party distributors to assist us in promoting market acceptance and creating demand for our products. We have granted Fuji Photo Film Co. Ltd. a right of first refusal to distribute the Careside system exclusively in Japan and non-exclusively in some of the other Asian countries. We will need additional arrangements to distribute our products worldwide. We may not be able to maintain these arrangements or enter into additional distribution arrangements. In addition, we have little control over the resources that the distributors will devote to the marketing of the Careside system.

Our Contract Manufacturers May Not Adequately Meet Our Future Product Demand

     We will depend upon outside vendors to manufacture most of the Careside system, including the Careside Analyzer and components of the disposable testing cartridges. We will have only limited control over third-party manufacturers as to quality control and timing of production and delivery. We cannot be certain that outside manufacturers will be able to provide us with a sufficient number of instruments and cartridge components on a timely basis.

Our Lack of Manufacturing Experience Could Reduce Our Ability to Assemble Cartridges

     We will be assembling the cartridges at Careside. We have never operated a manufacturing/assembly business. We will need to assemble significant and increasing quantities of test cartridges on a timely basis, while maintaining strict quality standards.We have converted from manual production of cartridge components and assembly to an automated system to produce cartridge components. We may not be able to achieve and maintain product accuracy and reliability when producing the cartridges in the quantities required, on a timely basis or at an acceptable cost.

Our Third-Party Suppliers Could Interrupt Our Supply

     Our contract manufacturers and suppliers may not be able to meet our demand. We will purchase the materials used in the test cartridges from outside suppliers. Each of our supply agreements has termination rights. Any interruption in supply would adversely affect our schedule.

Our CEO and Other Key Personnel Are Critical To Our Success

     The loss of key employees or unsuccessful recruiting efforts will harm us. Competition for qualified and talented individuals with experience in point-of-care testing is intense. Our success depends on our ability to retain the services of Mr. Stoughton, our Chairman of the Board of Directors and Chief Executive Officer, and Dr. Grove, Executive Vice President--Chief Technology Officer. Mr. Stoughton has over 20 years experience as a senior executive of several large hospitals and over four years experience as President of SmithKline Beecham Clinical Laboratories, Inc. Dr. Grove managed research and development activities at SmithKline Beecham Clinical Laboratories, Inc. for 12 years and has extensive experience in the development of diagnostic tests. We also need to attract additional sales and marketing, research and development, and experienced manufacturing personnel.

We May Not Be Able to Manage Our Expanding Operations

     We will need to expand our operations if we are successful in achieving market acceptance for the Careside system. This expansion will result in additional responsibilities for management and place significant demand upon our management, our operating and financial systems and our resources. To accommodate this growth and to compete effectively, we will need to implement and improve our internal operating systems and controls, and to hire and train additional personnel.

Our Competitors Have Advantages Over Us

     Our business may fail because our market is highly competitive. Our primary competitors are large diagnostic device manufacturers, commercial and hospital laboratories and other point-of-care device manufacturers. The large device manufacturers and commercial and hospital laboratories have significant marketing, manufacturing, financial and managerial resources, and have substantially greater research and development capabilities than we do. We expect that manufacturers of conventional blood testing products used in centralized laboratories will compete intensely with us to maintain their market share. Commercial and hospital laboratories may try to influence providers against the Careside system to protect their revenue. Other point-of-care companies have already sold their product in the marketplace. We anticipate competition from these manufacturers in discrete tests using areas such as critical care testing. Many of these companies offer tests that will cost less than the Careside system and so may be attractive to some of our customers.

Our Proprietary Technology is a Crucial Part of Our Business

     The success of our business will depend on our ability to protect our proprietary technology. Our business may fail if we are not able to do so.

     We currently have three U.S. patents granted on our cartridge technology. Six other patents have been filed to date and we expect to file additional patents in the future. International patents have also been filed. The six patents filed to date include one that was filed jointly with International Technidyne Inc. and covers a reagent that was co-discovered. The other five patents include one more cartridge patent and four device patents. We cannot be certain that these additional patents will be granted or that our patents will withstand any challenges by third parties.

 Our Technology May Infringe on the Proprietary Rights of Third Parties

     Universities and government laboratories, physicians and other corporations are conducting substantial research in point-of-care diagnostic blood testing technology. Given the nature of our industry, it is possible that patent applications have been filed by others, and patents may be issued to them, relating to specific diagnostic products and processes. Patent applications in the U.S. are secret until the patent is issued. We cannot know whether competing applications have been filed. A prior conflicting patent application would detract from the value of our patents. In addition, if we use technologies, products or processes covered by patent applications filed by others, or by patents issued to others, we may have to obtain licenses. We may not be able to obtain such licenses on reasonable terms, or at all.

 We May Be Unable to Build Brand Loyalty Because Our Trademarks and Trade Names May Not Be Protected

     Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Brand recognition is critical to our short term and long term marketing strategies, especially as we commercialize future enhancements to our products.

 Our Trade Secrets May Be Disclosed

     We also rely on unpatented trade secrets to protect our proprietary technology. We attempt to protect our proprietary technology through an employee handbook and agreements with our executive officers. Our employees have not signed confidentiality agreements. The confidentiality provisions in the handbook and executives' agreements may not be enforceable under applicable law. Other companies may independently develop or otherwise acquire equivalent technology or gain access to our proprietary technology.

 Our Proprietary Rights May Fail to Protect Our Business

     We may have to resort to litigation to protect or defend our rights. This could result in substantial costs and the diversion of management's attention. If we lost any such litigation, we could lose our competitive position, be required to obtain licenses from third parties or be prevented from manufacturing, selling or using certain of our products.

 We Do Not Own all Necessary Intellectual Property

     Some of the intellectual property we use in developing our test cartridges is owned by others, and in certain cases licensed on a non-exclusive basis to us. We believe alternative technology does exist, but we cannot be sure that we would be able to achieve access to any such technology. If our access to our current technology terminated, our development efforts could be delayed until we achieved access to the alternative technology. In that circumstance, we cannot be sure that we would be able to achieve access to alternative sources of technology. If alternative technology is unavailable, we would have to change our testing methodologies. This would cause substantial delay and cost in the development of our product.

Extensive Government Regulation May Increase Our Expenses and Cause Delays in our Product Commercialization

     Our products are medical devices subject to extensive regulation by the FDA, similar agencies in other countries, and to a lesser extent, by state regulatory authorities. The following are the greatest regulatory risks we face:

 We May Incur Substantial Expenses to Comply With GMP and Other Manufacturing Regulations

     Our manufacturing facilities and processes will be required to comply with strict federal regulations, including Good Manufacturing Practices, or GMP, and quality system requirements, regarding validation and quality of manufacturing. We have limited experience in complying with regulations governing our products and manufacturing facilities. We must devote substantial resources and management attention to monitoring and maintaining compliance with governmental regulations. If we, or our manufacturing partners, violate applicable regulations, we may be sanctioned and our production or distribution may be suspended. In addition, the FDA may withdraw the approval or clearance to market of any of our products.

 We Need Additional FDA Pre-Market Clearances if We Significantly Modify Our Products or Add to Our Test Menu

     FDA regulations require rigorous laboratory and clinical testing to establish product performance before commercial marketing. Significant modifications to the Careside Analyzer will require new applications for pre-market clearance. We cannot be certain that we will be able to obtain all necessary approvals on a timely basis, or at all. Moreover, it is possible that one or more of our products will be subjected to more extensive pre-market clinical testing and FDA pre-market approval.

Significant Number of Shares Eligible for Future Sale Could Lower Market Price

     As of the date of this prospectus, we have 8,986,808 shares of common stock outstanding. Of these shares, 3,713,325 shares of common stock have been registered and are freely tradable without restrictions or further registration under the Securities Act. 16,782 outstanding shares are being registered in this registration statement. All the remaining 5,256,701 shares may, absent registration, be sold into the public market under Rule 144 currently. We have also granted and have outstanding options to purchase 549,131 shares of common stock. In addition, our current stock option plans and employee stock purchase plan permit us to grant options for, or issue, an additional 683,728 shares of common stock in the future. Further, 6,053,721 shares are being registered in this registration statement that are issuable upon exercise of our outstanding warrants or upon conversion of our Series B Convertible Preferred Stock.

     The resale of our outstanding non-traded common shares or of common shares issuable upon exercise of our outstanding warrants and options, or common shares issuable upon exercise of our Series B Convertible Preferred Stock into the public market, subject to compliance with the Securities Act, could have a depressive effect on the market price of our common stock.

Control of Careside By Our Management and Principal Stockholders Could Conflict With Other Stockholders' Interests

     The interests of our directors and executive officers, and our principal stockholders could conflict with the interests of other Careside stockholders. As of the date of this prospectus, our directors and executive officers, together with the principal stockholders of Careside, beneficially own or control approximately 33.4% of our common stock (including the effect of options and warrants). Accordingly, these stockholders may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, certain amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets. This influence could have the effect of delaying, deferring or preventing a change in control of Careside.

Future Issuances of Preferred Stock May Dilute Rights of common stockholders

     Our Board of Directors has the authority to issue up to 4,819,954 additional shares of preferred stock and to determine the price, privileges and other terms of such shares. The Board may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire control of Careside.

Statute, Charter and By-laws May Delay or Prevent an Acquisition of Careside

     We will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of Careside. In addition, our charter and by-laws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Careside. Any of these anti-takeover provisions could lower the market price of the common stock.

The Market Prices of Shares of common stock and Warrants May Be Volatile

     The market prices of shares of common stock and warrants may be highly volatile depending on many factors, including:

 .  the success of our new products or new products introduced by our competitors,
 . developments with respect to our patents and other proprietary rights, . our ability to meet sales and earnings expectations of securities analysts,
   and
 .  changes in general market conditions.

Warrants Can Be Redeemed on Short Notice

     We could redeem warrants issued in connection with our initial public offering (except for warrants issued to our underwriters) for $0.05 per warrant on 30 days prior written notice, provided that the closing price of our common stock has been at least $14.00 for the ten consecutive trading days immediately preceding the date of notice of redemption. We could also redeem warrants to purchase Series B Convertible Preferred Stock issued to Roy Cap, Inc. for $.01 per warrant share on 2 days prior written notice and we could redeem warrants to purchase common stock issued to RoyCap, Inc. for $.0005 per warrant share on 2 days prior written notice. If we give notice of redemption, a holder would be forced to exercise the warrants or accept the redemption price. This kind of redemption may occur immediately.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future events and developments, including our ability to generate revenue, income and cash flows, or state other "forward-looking" information. We generally identify these forward-looking statements by using the words "anticipate," "believe," "estimate," "expect," and similar expressions. These statements include, but are not limited to, information about our cash available to fund our future operations, future enhancements to our products, growth of the in vitro testing and point-of-care testing markets, completion of the immunochemistry tests cartridge, and the planned addition of further tests to our menu. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ include those set forth under "Risk Factors" beginning on page 5.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                                   DILUTION

     As of June 30, 2000, our net tangible book value was $8,087,600, or $.90 per share of common stock, which includes 179,696 shares of common stock received upon conversion of the Series A Preferred Stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

     After giving effect to:

     the exercise of contingent warrants to purchase 154,247 shares of common stock at $0.01 per share;

     the exercise of the 179,696 warrants issued upon exercise of the Series A
       Preferred stock at $9.00 per share,

     the exercise of the warrants issued to Wainwright in conjunction with our recent private placement to purchase 101,305 shares of common stock at $8.77 per share,

     the exercise of the warrants issued in our 1997 private placement to purchase 384,615 shares of common stock at $5.20 per share,

     the exercise of the warrants issued in our 1998 private placement to purchase 340,237 shares of common stock at $6.76 per share,

     the exercise of the S.R. One bridge loan warrant to purchase 235,294 shares of common stock at $6.375 per share,

     up to 518,518 shares of common stock that may become issuable upon conversion of shares of our Series B Convertible Preferred Stock, or shares of Series B Convertible Preferred Stock issuable upon exercise of outstanding warrants to purchase our Series B Convertible Preferred Stock, assuming a conversion price of $3.375 per share,

     75,000 shares of common stock that are issuable upon exercise of outstanding warrants received in connection with the purchase of our Series B Convertible Preferred Stock, at an exercise price of $5.625 per share,

     and

     the application of the net proceeds therefrom,

our as adjusted net tangible book value as of June 30, 2000 would have been $18,566,700 or $1.69 per share. This represents an immediate increase of $0.79 per share of common stock to existing stockholders and an immediate dilution in as adjusted net tangible book value of $3.58 per share of common stock to the warrantholders who exercised their warrants and the preferred stockholders who converted their preferred stock. The following table illustrates this per share dilution:

     Warrant exercise price and conversion of preferred stock.........................................                    $5.27
     Net tangible book value per share before exercise of warrants....................................     $0.90
     Increase in net tangible book value per share attributable to exercise of Warrants...............     $0.79
     As adjusted net tangible book value per share after exercise of warrants.........................                    $1.69
     Dilution in tangible book value per share to warrantholders who exercised their warrants and
     preferred stockholders who converted their preferred stock.......................................                    $3.58
                                                                                                                          =====

     The above computations assume the exercise of all warrants and contingent warrants to purchase the common stock offered under this prospectus and the conversion of all preferred stock into the common stock offered under this prospectus, except for the warrant to purchase up to 4,000,000 shares of common stock issuable upon exercise of outstanding warrants received in connection with the purchase of our Series B Convertible Preferred Stock. That warrant may only be exercised at an exercise price of $14.00 or, if the warrant is being exercised in response to our call of that warrant, at an exercise price of 95% of the average of our stock price for the two days preceeding our call of the warrant. We have no intention of calling the warrant at this time. All of these outstanding warrants and convertible preferred stock are described in "The Offering" on page 4. The remaining 1,686,723 shares are held out right by the selling stockholders.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 26, 2000 by each of the selling stockholders. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this Prospectus will be sold. See "Plan of Distribution."

                                       Common Stock                                    Common Stock To Be Beneficially
                                 Beneficially Owned Prior                                Owned If All Shares Offered
                                      to the Offering                                       Hereunder Are Sold
                              -------------------------------                           --------------------------
                                                                    Shares That May
           Name               Shares              Percent(A)     be Offered Hereunder   Shares        Percent(A)
           ----               ------              ----------     --------------------   -------       ---------
S.R. One, Limited..........    824,494 (1)            4.6%               594,686        229,808          1.3%
Yves LeBihan...............    331,926 (2)            1.9                331,926           0               *
Jean-Yves LeBihan..........    136,913 (3)             *                 136,913           0               *
Archille Guest.............      1,803 (4)             *                   1,803           0               *
Adam Stern.................     20,260 (4)             *                  20,260           0               *
Amaud deVienne.............      5,386 (4)             *                   5,386           0               *
Bobette Leidner............      2,644 (4)             *                   2,644           0               *
Brian Fenlin...............         74 (4)             *                      74           0               *
Brian Rockowitz............      3,397 (4)             *                   3,397           0               *
Brookehill Equities, Inc...        433 (4)             *                     433           0               *
Bruce Baumann..............        740 (4)             *                     740           0               *
Carol Zervoulei............        962 (4)             *                     962           0               *
Christopher Nasca..........        529 (4)             *                     529           0               *
Daniel Zettler.............      2,600 (4)             *                   2,600           0               *
David Anderson.............      1,800 (4)             *                   1,800           0               *
David Hochman..............        962 (4)             *                     962           0               *
Donald Slowinski...........      1,109 (4)             *                   1,109           0               *
Donald Spongberg...........     15,210 (4)             *                  15,210           0               *
Donna Baselice.............      2,500 (4)             *                   2,500           0               *
Edward Taylor..............      2,476 (4)             *                   2,476           0               *
A. Emerson Martin II.......      9,615 (4)             *                   9,615           0               *
Evelyn Flores..............         29 (4)             *                      29           0               *
Felix Hernadez.............      8,370 (4)             *                   8,370           0               *
First Albany Corp..........      1,497 (4)             *                   1,497           0               *
First Equity Corp..........        821 (4)             *                     821           0               *
First National Fund........        962 (4)             *                     962           0               *
James Glickstein...........      1,514 (4)             *                   1,514           0               *
James H. Kogut.............      3,302 (4)             *                   3,302           0               *
Jamie Hellman..............      1,572 (4)             *                   1,572           0               *
Jason Adelman..............      1,827 (4)             *                   1,827           0               *
Jeffrey Cohen..............        185 (4)             *                     185           0               *
Jennifer Hahn..............         62 (4)             *                      62           0               *
Jerrie Colish..............        721 (4)             *                     721           0               *

                                             Common Stock                                        Common Stock To Be Beneficially
                                       Beneficially Owned Prior                                    Owned If All Shares Offered
                                            to the Offering                                           Hereunder Are Sold
                                    -------------------------------                               --------------------------
                                                                        Shares That May
           Name                     Shares          Percent(A)       be Offered Hereunder          Shares        Percent(A)
           ----                     ------          ----------       --------------------          -------       ---------
John Nelson....................     1,232 (4)          *                   1,232                       0              *
Joseph A. Genzardi.............     1,010 (4)          *                   1,010                       0              *
Joseph Franzese................       740 (4)          *                     740                       0              *
Joseph Gianella................       481 (4)          *                     481                       0              *
Joseph Nehme...................       601 (4)          *                     601                       0              *
Joseph Richman.................     2,209 (4)          *                   2,209                       0              *
Joseph Smith...................     1,922 (4)          *                   1,922                       0              *
Josephthal, Lyon & Ross........     1,538 (4)          *                   1,538                       0              *
Karl F. Birkenfeld.............     1,442 (4)          *                   1,442                       0              *
Kevin Kimberlin................ 1,068,172 (4)(5)      6.0                336,349                    731,823          4.1
Laura McNamara.................    10,694 (4)          *                  10,694                       0              *
Lillian Gonzalez...............        69 (4)          *                      69                       0              *
Maroni Burchell................       841 (4)          *                     841                       0              *
Matthew Schwartz...............       192 (4)          *                     192                       0              *
Buckman, Buckman & Reid, Inc...       192 (4)          *                     192                       0              *
Michael Podnis.................       925 (4)          *                     925                       0              *
Michael Siek...................     3,654 (4)          *                   3,654                       0              *
Michael Sullivan...............       925 (4)          *                     925                       0              *
Nick Zacharis..................       240 (4)          *                     240                       0              *
Paul & Daryl Webber............     1,731 (4)          *                   1,731                       0              *
Peter Friedli..................   416,495 (6)         2.3                 42,974                    373,521          2.1
Phoenix Samson Associates, L.P.       602 (4)          *                     602                       0              *
Philip B. Smith................   209,574 (4)(7)      1.2                108,771                    100,803           *
Quinn McKean...................       192 (4)          *                     192                       0              *
Richard Mish...................     1,849 (4)          *                   1,849                       0              *
Rick Elkin.....................     1,294 (4)          *                   1,294                       0              *
Robert Giannini................        93 (4)          *                      93                       0              *
Robert R. Salyard..............       721 (4)          *                     721                       0              *
Ronald Luken...................     2,308 (4)          *                   2,308                       0              *
Rosemarie Melnichuk............       144 (4)          *                     144                       0              *
Rosemarie Sheahan..............    11,902 (4)          *                  11,902                       0              *
Scott Schulte..................     2,606 (4)          *                   2,606                       0              *
Steve Lazarus..................       185 (4)          *                     185                       0              *
Stuart Brown...................       120 (4)          *                     120                       0              *
The Richard A. Oshins 1995          2,019 (4)          *                   2,019                       0              *
 Irrevocable Trust, TTEES
 Richard Oshins & Jerry
 Engel 9/15/95
Thomas Candee..................       962 (4)          *                     962                       0              *
Thomas J. Hutzel...............     3,077 (4)          *                   3,077                       0              *
Thomas Muldowney...............     1,530 (4)          *                   1,530                       0              *
Timothy Collins................       240 (4)          *                     240                       0              *
Todd Harrigan..................       277 (4)          *                     277                       0              *
Wes Hampp......................     1,109 (4)          *                   1,109                       0              *
William Buchanan...............       962 (4)          *                     962                       0              *

                                     Common Stock                                             Common Stock To Be Beneficially
                                 Beneficially Owned Prior                                       Owned If All Shares Offered
                                    to the Offering                                                  Hereunder Are Sold
                               ----------------------------                                     --------------------------
                                                                     Shares That May
           Name                  Shares       Percent(A)          be Offered Hereunder             Shares     Percent(A)
           ----                  ------       ----------          --------------------            -------     ---------
William P. Dioguardi.......     96,616 (4)        *                       77,385                   19,231          *
William Stein..............      2,259 (4)        *                        2,259                      0            *
DFS Integrity Partners LP..    112,000 (8)        *                      112,000                      0            *
Dolphin Offshore Partners,      63,855 (8)        *                       63,855                      0            *
 L.P.......................
William T. Frantz..........     63,855 (8)        *                       63,855                      0            *
Pacific Asset Partners.....     63,855 (8)        *                       63,855                      0            *
Alza Corporation                25,760 (8)(9)     *                       25,760                      0            *
 Retirement Plan...........
City of Milford Pension &       51,520 (8)(9)     *                       51,520                      0            *
Retirement Fund............
National Federation of          32,480 (8)(9)     *                       32,480                      0            *
 Independent Business
 Employee Pension Trust....
National Federation of          25,760 (8)(9)     *                       25,760                      0            *
 Independent
 BusinessCorporate Account.
Norwalk Employees' Pension      43,680 (8)(9)     *                       43,680                      0            *
 Plan......................
Public Employee Retirement     160,160 (8)(9)     *                      160,160                      0            *
 System of Idaho...........
City of Stamford Firemen's      38,080 (8)(9)     *                       38,080                      0            *
Pension Fund...............
The Jennifer Altman             19,040 (8)(9)     *                       19,040                      0            *
 Foundation................
Asphalt Green, Inc.........      6,720 (8)(9)     *                        6,720                      0            *
Dean Witter Foundation.....     25,760 (8)(9)     *                       25,760                      0            *
Lazar Foundation...........      6,720 (8)(9)     *                        6,720                      0            *
Roanoke College............     25,760 (8)(9)     *                       25,760                      0            *
A. Carey Zesiger...........      6,720 (8)(9)     *                        6,720                      0            *
Alexa L. Zesiger...........      6,720 (8)(9)     *                        6,720                      0            *
Butler Family LLC..........     12,320 (8)(9)     *                       12,320                      0            *
David Zesiger..............      6,720 (8)(9)     *                        6,720                      0            *
Salvador O. Gutierrez......      6,720 (8)(9)     *                        6,720                      0            *
The Ferris Hamilton Family      11,200 (8)(9)     *                       11,200                      0            *
 Trust.....................
Mary Ann S. Hamilton Trust      11,200 (8)(9)     *                       11,200                      0            *
 for Self..................
HBL Charitable Unitrust....      6,720 (8)(9)     *                        6,720                      0            *
Andrew Heiskell............     19,040 (8)(9)     *                       19,040                      0            *
Helen Hunt.................      6,720 (8)(9)     *                        6,720                      0            *
Jeanne L. Morency..........      6,720 (8)(9)     *                        6,720                      0            *
Psychology Associates......      6,720 (8)(9)     *                        6,720                      0            *
Leonard Kingsley...........     11,200 (8)(9)     *                       11,200                      0            *
Peter Looram...............      6,720 (8)(9)     *                        6,720                      0            *
Mary C. Anderson...........      6,720 (8)(9)     *                        6,720                      0            *
Murray Capital, LLC........      6,720 (8)(9)     *                        6,720                      0            *
Domenic J. Mizio...........     25,760 (8)(9)     *                       25,760                      0            *
Morgan Trust Co. of the         25,760 (8)(9)     *                       25,760                      0            *
 Bahamas...................
Ltd. as Trustee U/A/D
 11/30/93
Nicola Z. Mullen...........      6,720 (8)(9)     *                        6,720                      0            *

                                     Common Stock                                             Common Stock To Be Beneficially
                                 Beneficially Owned Prior                                       Owned If All Shares Offered
                                    to the Offering                                                  Hereunder Are Sold
                               ----------------------------                                     --------------------------
                                                                     Shares That May
           Name                  Shares       Percent(A)          be Offered Hereunder             Shares     Percent(A)
           ----                  ------       ----------          --------------------            -------     ---------
Susan Uris Halpern.........     12,320 (8)(9)        *                    12,320                        0          *
William B. Lazar...........      6,720 (8)(9)        *                     6,720                        0          *
Wells Family LLC...........     25,760 (8)(9)        *                    25,760                        0          *
Harold & Grace Willens           6,720 (8)(9)        *                     6,720                        0          *
 JTWROS....................
Albert L. Zesiger..........     25,760 (8)(9)        *                    25,760                        0          *
Barrie Ramsay Zesiger......     19,040 (8)(9)        *                    19,040                        0          *
Wolfson Investment              12,320 (8)(9)        *                    12,320                        0          *
 Partners LP...............
Paulson Family LLC             107,255 (8)(10)       *                    63,855                        0          *
Paulson Investment Co......    368,149 (8)(10)       *                   127,709                        0          *
Narrangansett I, LP........     44,060 (8)           *                    44,060                        0          *
Narrangansett Off Shore Ltd     19,794 (8)           *                    19,794                        0          *
H.C. Wainwright & Co..,        113,461 (11)          *                   113,461                        0          *
 Inc.......................
Anthony P. Brenner.........     17,260 (12)          *                     1,154  (12)             16,106          *
Brighton Capital Ltd.           50,000 (13)          *                    50,000                        0          *
RoyCap, Inc.                 4,608,333 (14)        2.6                 4,608,333                        0          *
Total......................  7,740,450 (A)

* Represents less than 1% of our outstanding shares of common stock

     (A) The percentage of ownership of outstanding common stock before and after the Offering is based on the fully diluted number of shares of common stock outstanding (assuming (i) exercise of all warrants and options, (ii) conversion of our outstanding Series B Preferred Stock and the Series B Convertible Preferred Stock issuable upon exercise of the warrant to purchase Series B Convertible Preferred Stock at a conversion price of 4.0697, and (iii) exercise in full of the warrant to purchase up to 4,000,000 shares of common stock issued in our private placement that closed in September 2000.

     (1) Includes 235,294 shares of common stock issuable upon the exercise of a bridge loan warrant, 179,696 shares of common stock and 179,696 shares of common stock underlying warrants received upon the conversion of the Series A Preferred Stock. Also includes 229,808 shares of common stock owned by SmithKline Beecham Corporation, an affiliate of S.R. One, Limited. The shares being offered for sale under this Prospectus include those shares of common stock and shares of common stock underlying the warrants held by S.R. One, Limited.

     (2) Mr. Yves LeBihan acquired his shares in connection with the acquisition of Texas International Laboratories, Inc. by Careside Hematology, Inc., a wholly-owned subsidiary of the Company. Mr. Yves LeBihan remains a consultant and a director of Careside Hematology, Inc.

     (3) Mr. Jean-Yves LeBihan acquired his shares in connection with the acquisition of Texas International Laboratories, Inc. by Careside Hematology, Inc. Mr. Jean-Yves LeBihan is the Vice President of Veterinary Product Sales of Careside Hematology, Inc.

     (4) Includes shares of common stock issuable upon exercise of warrants issued in connection with our 1997 private placement and/or our 1998 private placement. Spencer Trask was the Placement Agent for both private placements and it and its affiliates, including Spencer Trask employees, received the warrants as compensation.

     (5) The total number of shares owned prior to the Offering includes 371,090 shares of common stock held by Oshkim Limited Partners, L.P., and 339,041 shares of common stock held by Kevin Kimberlin Partners, L.P., both of which are limited partnerships of which Mr. Kimberlin is the general partner, and 21,692 shares of common stock held by Spencer Trask Securities Incorporated of which Mr. Kimberlin is Chairman and exercises voting control. Also includes 20,517 shares of common stock issuable upon the exercise of warrants held by Oshkim Limited Partners, L.P., and 38,095 shares of common stock issuable upon the exercise of warrants held by Kevin Kimberlin Partners, L.P. Also includes 277,737 shares of common stock issuable upon the exercise of warrants owned by Spencer Trask Securities Incorporated of which Mr. Kimberlin is Chairman and exercises voting control. The shares being offered hereunder include the shares of common stock issuable upon the exercise of warrants held by Oshkim Limited Partners, L.P., Kevin Kimberlin Partners and Spencer Trask Securities Incorporated.

(6) The total number of shares owned prior to the offering includes 373,521 shares of common stock held by Venturetec, Inc. of which Mr. Friedli is the controlling stockholder, 9,320 shares of common stock issuable upon exercise of warrants owned by Pine Incorporated, a corporation owned and controlled by Mr. Friedli and 33,654 shares of common stock issuable upon exercise of warrants held by Mr. Friedli. The shares being offered hereunder include the shares of common stock issuable upon exercise of the warrants held by Pine Incorporated and Mr. Frieldi.

(7) The total number of shares owned prior to the offering includes 43,362 shares of common stock and 6,489 shares of common stock underlying options held by Mr. Smith. 50,952 shares of common stock held by Private Equity Partnership of which Mr. Smith is the general partner and 108,771 shares of common stock issuable upon exercise of warrants held by Private Equity Partnership and certain of the common stock that Mr. Smith can acquire per exercise of options on a within 60 days after April 5, 2000. Mr. Smith has served as one of our directors since November 1996. The shares being offered hereunder include the shares of common stock issuable upon exercise of the warrants held by Private Equity Partnership.

(8) Represents shares of common stock purchased by the selling stockholder in our March 2000 private placement and shares of common stock upon exercise of certain contingent warrants (for 12% of the shares of common stock purchased in the private placement by the selling shareholder) granted to the selling shareholder in connection with that private placement. These contingent warrants are currently exercisable at $.01 per share and expire December 15, 2000.

(9) Zesiger Capital Group LLC has sole investment and voting power over such shares and expects to release the voting power after effectiveness of this registration statement except with respect to certain investors, representing approximately 429,000 shares.

(10) Paulson Family, LLC is controlled by the chairman of Paulson Investment Company, Inc. Paulson Investment Company, Inc. was the underwriters in our initial public offering on June 16, 1999. Number of shares includes shares of common stock issuable upon exercise of warrants to purchase units, each unit comprises one share of common stock and one warrant to purchase one share of common stock.

(11) Represents 101,305 shares of common stock underlying warrants granted to H.C. Wainwright at an exercise price of $8.77 per share and 12,156 shares of common stock issuable upon exercise of contingent warrants owned by H.C. Wainwright. Wainwright's contingent warrants have the same terms and conditions as those issued to purchasers in the March 2000 private placement except that Wainwright's exercise of the contingent warrant is conditioned upon exercise of Wainwright's other warrant. The warrants were granted to H.C. Wainwright as compensation for acting as the placement agent in our March 2000 private placement.

(12) Represents shares of common stock issued to Mr. Brenner upon exercise of options granted pursuant to a consulting agreement with an affiliate of Mr. Brenner. Mr. Brenner is a director of the Company.

(13) Represents shares of common stock underlying warrants issued as compensation for acting as the placement agent in our September 2000 private placement.

(14) Represents shares of common stock underlying securities purchased by the selling stockholder in our September 2000 private placement. Those securities include Series B Convertible Preferred Stock (for which we assumed a conversion price of $3.00 to determine the number of underlying shares of common stock), a warrant to purchase shares of Series B Convertible Preferred Stock (assuming a $3.00 conversion price for the shares of Series B Preferred received upon exercise of the warrants), a warrant to purchase 25,000 shares of common stock and a warrant to purchase up to 4,000,000 shares of common stock.

                             PLAN OF DISTRIBUTION

     We are registering the common stock covered by this prospectus for selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, pledgees, transferees or others who may later hold the selling stockholders' interest. We will pay the costs, expenses and fees in connection with registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses attributable to the sale of common stock.

     The selling stockholders may sell the common stock from time to time in one or more types of transactions (which may include block transactions), on the American Stock Exchange, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating brokers or dealers, (ii) the number of shares of common stock involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Pepper Hamilton LLP.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                      WHERE YOU CAN GET MORE INFORMATION

     Our fiscal year ends on December 31. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

     We have filed a registration statement on Form S-3 with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted. You should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document relating to us, such references are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

     . The Company's Annual Report on Form 10-K and Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

     . The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999, March 31, 2000 and June 30, 2000.

     . The Company's Current Reports on Form 8-K dated December 22, 1999, January 28, 2000, February 22, 2000 and April 20, 2000.

     . The description of the Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 333-69207) dated December 18, 1998, including any amendments or reports filed for the purpose of updating such description, and the Post-Effective Amendment No. 1 to Form S-1, dated April 13, 2000.

     . In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

     All financial statements included in the above-referenced filings should be read in conjunction with the Risk Factors section of this Prospectus.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

================================================================================


                                    [LOGO]




                       7,740,450 Shares of common stock



                               ----------------
                                  PROSPECTUS
                               ----------------




                              September 27, 2000

================================================================================


     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  The following table sets forth an itemization of all estimated expenses, in connection with sale of the securities being registered payable by Careside:


          Nature of Expense                                       Amount
          -----------------                                       ------

          SEC Registration Fee.............................     $ 4,469.88
          Printing and engraving fees......................     $        0
          Registrant's counsel fees and expenses...........     $   10,000
          Accounting fees and expenses.....................     $    5,000
          Miscellaneous....................................     $     5000
                                                                ----------
            TOTAL..........................................     $24,469.88


Item 15.  Indemnification of Directors and Officers.

  Our Amended and Restated Certificate of Incorporation (the "Charter") provides that we shall indemnify and advance expenses to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys' fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, such be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our Chief Executive Officer, enter into indemnification agreements with directors or officers.

  Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

  The Charter contains a provision to limit the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended. In addition, the Amended and Restated By-Laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that he is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  As permitted by the DGCL, the Charter provides that, subject to certain limited exceptions, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of dividends on or redemption or repurchase of our capital stock or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit our ability and our stockholders' ability through stockholder derivative suits on our behalf, to recover monetary damages against a director for the breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent conduct. In addition, the Charter and Amended and Restated By-Laws provide that we shall, to the fullest extent permitted by the DGCL, indemnify all of our directors and officers and that we may, to the extent permitted by the DGCL, indemnify our employees and agents.


Item 16.  Exhibits

Exhibit No.                             Description
-----------                             -----------

2.1*           Agreement and Plan of Merger dated as of December 7, 1999 by and among Careside, Inc., Careside Hematology, Inc., Texas
               International Laboratories, Inc., Yves LeBihan and Jean-Yves
               LeBihan.
3.1**          Amended and Restated Certificate of Incorporation of Careside,
               Inc.
3.2**          Certificate of Designations of Series A Convertible Preferred
               Stock
3.3**          Amended and Restated Bylaws of Careside, Inc.
3.4            Certificate of Designations of Series B Convertible Preferred
               Stock
4.1***         Specimen Stock Certificate
4.1a**         Specimen Warrant Certificate
4.1b**         Specimen Unit Certificate
4.2***         Placement Agent Warrant Agreement dated as of January 31, 1997 by and between Careside, Inc. and Spencer Trask Securities
               Incorporated (including Form of Warrant)
4.3***         Placement Agent Warrant Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities
               Incorporated (including Form of Warrant)
4.4***         Securities Purchase Agreement dated as of December 17, 1998 by and between S.R. One, Limited and Careside, Inc. (including Form of Note) (as amended)
4.5***         Warrant Issued to S.R. One, Limited on December 17, 1998
4.6**          Warrant Agreement dated June 21, 2000, by and between Careside,
               Inc. and Paulson Investment Company, Inc.
4.7**          Warrant Agreement dated June 21, 2000, by and between Careside,
               Inc. and American Stock Transfer & Trust Company, as Warrant
               Agent
4.8**          Warrant issued to S.R. One, Limited dated June 21, 1999.
4.9**          New Note issued to S.R. One, Limited dated as of June 21, 1999.
4.11***        Securities Purchase and Subscription Agreement dated as
               of March 8, 2000 by and between Careside, Inc. and Purchasers
4.12***        Warrant Agreement dated as of March 8, 2000 by and between
               Careside, Inc. and H. C. Wainwright & Co., Inc. (including
               Warrant certificate)
4.13***        Contingent Warrant Agreement dated as of March 8, 2000 by and between Careside, Inc. and Purchasers (including Form of Warrant)
4.14           Securities Purchase Agreement dated as of September 13, 2000 by and between RoyCap, Inc. and Careside, Inc.
4.15           Series B Convertible Preferred Warrant issued to RoyCap, Inc. on
               September 13, 2000.
4.16           Warrant Agreement by and between RoyCap, Inc. and Careside, Inc.
               dated as of September 13, 2000 (including Warrant Certificate).
4.17           Common Stock Purchase issued to RoyCap, Inc. on September 13,
               2000.
4.18           Warrant Agreement By and between Brighton Capital, Ltd. and
               Careside, Inc. dated as of September 13, 2000 (including Warrant
               Certificate).
5.1            Opinion of Pepper Hamilton LLP (including consent)
10.1***        Registration Rights Agreement dated as of November 7, 1996 by and among SmithKline Beecham Diagnostic Systems Co., SmithKline
               Beecham Corporation and Careside, Inc.
10.2***        Registration Rights Agreement dated as of December 4, 1996 by and among Careside, Inc., Exigent Partners, L.P., W. Vickery
               Stoughton, Thomas H. Grove, Kenneth B. Asarch, William S. Knight,
               Donald S. Wong, Ashok K. Sawhney and Philip B. Smith
10.3***        Amendment No. 1 to Registration Rights Agreement dated as of
               January 31, 1997 by and among Careside, Inc. Exigent Partners,
               L.P., W. Vickery Stoughton, Thomas H. Grove, Kenneth B. Asarch,
               William S. Knight, Donald S. Wong, Ashok K. Sawhney and Philip B.
               Smith
10.4***        Registration Rights Agreement dated as of December 4, 1996 by and between Careside, Inc. and Spencer Trask Securities Incorporated
10.5***        Registration Rights Agreement dated as of January 31, 1997 by and among Careside, Inc. and the Investors signatory thereto
10.6***        Stockholders Agreement dated as of December 4, 1996 by and among the Careside, Inc., SmithKline Beecham Corporation, SmithKline
               Beecham Diagnostic Systems Co., Spencer Trask Securities
               Incorporated, Exigent Partners, L.P., W. Vickery Stoughton,
               Thomas H. Grove, Kenneth B. Asarch, William S. Knight, Donald S.
               Wong, Ashok K. Sawhney, Philip B. Smith and each Investor signatory thereto
10.7****       Registration Rights Agreement dated as of December 7, 1999 by and between Careside, Inc. and Yves LeBihan and Jean-Yves LeBihan.
10.8           Registration Rights Agreement dated as of September 13, 2000, by and between RoyCap, Inc., Brighton Capital, Inc. and Careside,
               Inc.
10.9***        Registration Rights Agreement dated as of March 6, 1998 by and among Careside, Inc. and the Investors signatory thereto
10.10***       Registration Rights Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
10.11***       Registration Rights Agreement dated as of December 17, 1998 by and between Careside, Inc. and S.R. One, Limited
10.37**        Securities Conversion Agreement dated as of June 14, 1999
               between S.R. One, Limited and Careside, Inc.
10.38**        Form of Amended and Restated Registration Rights Agreement dated as of June 21, 1999 between S.R. One, Limited and Careside, Inc.
23.1           Consent of Arthur Andersen LLP
23.2           Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1           Power of Attorney (included on signature the signature page hereof)

* Incorporated herein by reference to Careside's current report on Form 8-K filed on December 22, 1999.

** Incorporated herein by reference to Careside's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 filed on August 13, 1999.

*** Incorporated herein by reference to the Registration Statement on Form S-1 of Careside, Inc., as amended. Registration No. 333-69207.

**** Incorporated herein by reference to Careside's Annual Report on Form 10-K/A filed on March 31, 2000.

Item 17.  Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) For purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Culver City, California, on this 26th day of September, 2000.

                                        CARESIDE, INC.


                                   By:  /s/ W. Vickery Stoughton
                                        ----------------------------------
                                        W. Vickery Stoughton
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints W. Vickery Stoughton, Thomas H. Grove, and James
R. Koch and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, on his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signatures                                                 Title                                     Date
        ----------                                                 -----                                     ----

 /s/ W. Vickery Stoughton               Chairman of the Board of Directors, Chief Executive           September 26, 2000
--------------------------------
W. Vickery Stoughton                    Officer and Director (principal executive officer)

 /s/ Thomas H. Grove                    Executive Vice President, Research and Development            September 26, 2000
--------------------------------
Thomas H. Grove                         and Director

 /s/ James R. Koch                      Chief Financial Officer, Treasurer, Executive Vice            September 26, 2000
--------------------------------
James R. Koch                           President and Director
                                        (principal financial and accounting officer)

 /s/ Anthony P. Brenner                 Director                                                      September 26, 2000
--------------------------------
Anthony P. Brenner

 /s/ William F. Flatley                 Director                                                      September 26, 2000
--------------------------------
William F. Flatley

 /s/ S. Kenneth N. Kermes               Director                                                      September 26, 2000
--------------------------------
Kenneth N. Kermes

 /s/ C. Alan MacDonald                  Director                                                      September 26, 2000
--------------------------------
C. Alan MacDonald

 /s/ Diana Mackie                       Director                                                      September 26, 2000
--------------------------------
Diana Mackie

 /s/ Philip B. Smith                    Director                                                      September 26, 2000
--------------------------------
Philip B. Smith